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                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration
Statements (Form S-8 No.'s 33-19652, 33-44103, 33-49724, 33-53542,
33-64323, 333-38166 and 333-39584) of Unit Corporation and (Form S-3 No.
333-83551) of Unit Corporation for the registration of debt securities, preferred stock, common stock and warrants of our report dated May 15, 2002, except for the matter described in the fourth paragraph of Note 1 for which the date is June 26, 2002, with respect to the combined financial statements of CDC Drilling Company included in Unit Corporation's Amendment to Current Report on Form 8-K dated September 20, 2002, filed with the Securities and Exchange Commission.


/s/ Ernst & Young

Ernst & Young


Tulsa, Oklahoma
September 20, 2002